UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 25, 2004

Date of Report (Date of earliest event reported)

CAPTARIS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously reported on a Current Report on Form 8-K filed by Captaris, Inc. on October 1, 2003, in connection with the acquisition by Captaris of Teamplate, Inc. on September 30, 2003, Captaris issued 574,727 shares of common stock to the former Teamplate shareholders. All of this common stock has been held in a third-party escrow account since the closing as security for certain post closing obligations of the Teamplate shareholders. Under the terms of the Teamplate acquisition agreement, on the first anniversary of the closing, each Teamplate shareholder had the option (referred to as the “put option”) to require Captaris to purchase all of the shareholder’s portion of the Captaris common stock issued in the transaction at a price per share of $5.22 if (a) the average of the last sale prices of the common stock for the 20 trading days prior to September 30, 2004 was less than $5.22 per share and (b) the last sale price of the common stock on September 30, 2004 was less than $5.22 per share.

The conditions for exercise of the put option were satisfied on September 30, 2004 and a total of 571,261 shares were returned to Captaris to be repurchased under the terms of the put option. On October 25, 2004, Captaris paid an aggregate of $2,981,982.42 in cash to repurchase these shares of common stock. The remaining 3,466 shares of common stock were released from the escrow account and delivered to the applicable shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Captaris, Inc.

Dated: October 26, 2004	By:	/s/ Peter Papano
Peter Papano Chief Financial Officer